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Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aptose Biosciences Inc.

We consent to the use of our report dated March 27, 2018, on the consolidated financial statements of Aptose Biosciences Inc., which comprise the consolidated statements of financial position as of December 31, 2017 and December 31, 2016, the related consolidated statements of loss and comprehensive loss, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively the "consolidated financial statements") which are incorporated by reference in this Registration Statement on Form S-8 related to the Aptose Biosciences Inc. Share Option Plan and the Aptose Biosciences Inc. 2015 Stock Incentive Plan.

Our report refers to a change in accounting policy as outlined in note 2b of consolidated financial statements, relating to the change in functional currency and presentation currency from Canadian dollar to US dollar.

KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
December 13, 2018
Toronto, Canada